Exhibit 99.1
CONTACT: Richard Brown
Atlantic Coast Entertainment Holdings, Inc.
Atlantic City, New Jersey
609-441-4534

     FOR IMMEDIATE RELEASE

MINORITY STOCKHOLDER OF ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. FILES FOR CHAPTER 11 REORGANIZATION

Atlantic City, New Jersey, September 29, 2005 - GB Holdings, Inc., a minority stockholder of Atlantic Coast Entertainment Holdings, Inc., today filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. GB Holdings has stated that it does not currently have the capital necessary to pay its 11% Notes that come due today. GB Holdings holds a 28% common stock interest (fully diluted) in Atlantic Coast Entertainment Holdings.
The bankruptcy of GB Holdings, while significant to the stockholders and noteholders of GB Holdings, is irrelevant to Atlantic Coast Entertainment Holdings, which owns and operates The Sands Hotel and Casino in Atlantic City, New Jersey. As a minority stockholder in Atlantic, GB Holdings’ bankruptcy will in no way affect the operation or business decisions of The Sands. As a result of an exchange offer conducted last year and prior conversions of debt to common stock, The Sands is fiscally sound with very little debt and a positive net worth of $143 million, as of June 30, 2005. The Sands can, and will, move forward with its current operations and its anticipated plans for an even greater presence in Atlantic City and is planning an expansion program to add up to 1,000 rooms to its facilities.
This press release is for informational purpose only. This press release may contain statements that are forward-looking. Such forward looking statements involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Atlantic Coast Entertainment Holdings. For more information regarding Atlantic Coast Entertainment Holdings and risks applicable to their business, please review the filings of Atlantic Coast Entertainment Holdings with the Securities and Exchange Commission, including the reports on Forms 10-K and 10-Q.